EXHIBIT 99.1
News Release

Ontrak Names Judith Feld, MD Chief Medical Officer

Henderson, Nev – Tuesday July 26, 2022 Ontrak, Inc (NASDAQ: OTRK) (“Ontrak Health” or the “Company”), a leading AI-powered and telehealth-enabled healthcare company, today promoted Judith Feld, MD, to Chief Medical Officer replacing Robert Accordino, MD, who is leaving Ontrak Health to focus on his private practice. Dr. Feld begins immediately in the role and will report to Brandon LaVerne, Co-President and Chief Operating Officer.

Dr. Feld joined Ontrak in 2019 as National Medical Director and was promoted to Chief Clinical Strategy Officer earlier this year. She has been instrumental in developing Ontrak Health’s new evidence-based clinical model that engages hard to reach members on behalf of health plans through a whole-person approach to care and treatment. Dr. Feld brings over 30 years of experience to the role and is a Distinguished Life Fellow of the American Psychiatric Association, from whom she received the APA’s Bruno Lima Award for Disaster Relief for her volunteer work in New Orleans with first responders following Hurricane Katrina. She also has been awarded significant grand funding to implement integrated care models in New York state. Dr. Feld holds an MD from the University of Pennsylvania, a Master of Public Health from SUNY Buffalo and Master of Medical Management from USC Marshall School of Business.

“I am thrilled to take on this role at Ontrak Health. My priority will always be the improved behavioral and physical health of members and our ability to create durable outcomes to benefit them and our health plan customers. I look forward to working with our talented Care Community and our provider network to continue to deliver on our mission.”

“It’s always great when you can promote from within and there’s no better example of that than Judy Feld. She has a deep understanding of the needs of our customers, the pressures and barriers faced by the members we serve, and the insight and experience to turn that into effective and durable solutions,” commented Brandon LaVerne, Co-President and Chief Operating Officer.

About Ontrak, Inc.

Ontrak, Inc. (f/k/a Catasys, Inc.) is a leading AI and telehealth-enabled healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. Ontrak identifies, engages, activates and provides care pathways to treatment for the most vulnerable members of the behavioral health population who would otherwise fall through the cracks of the healthcare system. We engage individuals with anxiety, depression, substance use disorder and chronic disease through personalized care coaching and customized care pathways that help them receive the treatment and advocacy they need, despite the socio-economic, medical and health system barriers that exacerbate the severity of their comorbid illnesses. The company’s integrated intervention platform uses AI, predictive analytics and digital interfaces combined with dozens of care coach engagements to deliver improved member health, better healthcare system utilization, and durable outcomes and savings to healthcare payors.

Learn more at www.ontrakhealth.com

Investors:
Caroline Paul
Gilmartin Group
investors@ontrakhealth.com

Media Enquiries:
Jeremy Alphord
Ontrak Health
jalphord@ontrakhealth.com